CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report dated August 16, 2004 in Boyle Marathon Fund's Post-Effective Amendment Number 8 and to all references to our firm included in or made a part of this Post-Effective Amendment.

/s/Cohen McCurdy, Ltd.

Westlake, Ohio

November 18, 2004